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                                                                  Exhibit 5

                            OPINION RE VALIDITY

                   WILLIAMS, MULLEN, CHRISTIAN & DOBBINS
                       Attorneys & Counselors At Law
                         A Professional Corporation

                       Central Fidelity Bank Building
                              Two James Center
                           1021 East Cary Street
                               P.O. Box 1320
                       Richmond, Virginia 23210-1320
                         Telephone:  (804) 643-1991
                        Telecopier:  (804) 783-6456
                   Writer's Direct Dial:  (804) 783-6489

                               July 14, 1995

Board of Directors
Central Fidelity Banks, Inc.
1021 East Cary Street
Richmond, Virginia 23219

Ladies and Gentlemen:

      This letter is delivered to you in connection with the actions taken and proposed to be taken by Central Fidelity Banks, Inc., a Virginia corporation (the "Company"), with respect to 2,141,387 shares of the Company's Common Stock, $5.00 par value, including associated rights (the "Rights") to purchase Series A Junior Participating Preferred Stock (together, the "Shares"), issuable from time to time pursuant to the Company's 1993 Incentive Stock Option Plan, the 1991 Incentive Stock Option Plan, the 1988 Incentive Stock Option Plan, and the 1986 Incentive Stock Option Plan (collectively, the "Plans"). As counsel to the Company, we have reviewed the registration statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares offered pursuant to the Plans under the securities Act of 1933 (the "Act").

      In this connection we have examined the Articles of Incorporation and By-Laws of the Company, records of proceedings of the Board of Directors of the Company, the Plans and such other records and documents as we have deemed necessary or advisable to render the opinions contained herein.

      Based upon our examination and inquiries, we are of the opinion that the Shares will, when issued pursuant to the terms and conditions of the Plans, be validly issued, fully paid and nonassessable.

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      The foregoing opinion is limited to the Federal laws of the United
States and the laws of the Commonwealth of Virginia, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be reliable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,


                                          /s/ Williams, Mullen,
                                              Christian & Dobbins